Exhibit 10.57

Execution Copy

AMENDED AND RESTATED

EMPLOYMENT CONTRACT

The undersigned:

BOOKING.COM B.V., a private limited liability company (‘besloten vennootschap met beperkte aansprakelijheid’), having its registered office at Weteringschans 28,1017 SG Amsterdam, the Netherlands (‘Booking.com’);

and

Cornelis Petrus Henricus Maria Koolen, residing at Hengeloseweg 11, 7251 PA Vorden (‘Employee’);

Whereas:

•	Employee has been employed by Booking.com since December 18, 2001.
•	Booking.com and Employee are currently parties to an Employment Contract, dated July 14, 2005 (‘Prior Employment Contract’).
•	Booking.com has promoted Employee to the position of Chief Executive Officer of Booking.com, effective as of September 1, 2008.
•	In connection with Employee’s promotion, Booking.com and Employee desire to amend and restate the Prior Employment Contract.
•	This Amended and Restated Employment Contract (this ‘Agreement’) shall supercede and completely replace the Prior Employment Contract as of September 1, 2008 (the ‘Effective Date’).

Hereby agrees as follows:

1.	Commencement, Term and Notice
1.1.	This Agreement is a continuation of the Prior Employment Contract and is entered into for an indefinite period of time (the ‘Employment Term’).
1.2.	This Agreement may be terminated by either party with due observance of the statutory notice period. Notice may be given in writing only.

1.3.	This Agreement will end in any event without notice being required at the end of the month in which Employee reaches the age of 65.

2.	Reserved

3.	Employee Manual
3.1.	Employee acknowledges receipt of Booking.com’s Employee Manual, the provisions of which form an integral part of this Agreement.

4.	Position
4.1.	Employee will hold the position of Chief Executive Officer of Booking.com and report to Jeff Boyd, Chief Executive Officer and President of priceline.com Incorporated.
4.2.	Employee may be assigned to work for an affiliate of Booking.com and covenants that Employee, to the extent reasonable, will also perform duties other than those considered Employee’s usual duties.

5.	Working Hours and Work Place
5.1.	The usual work week runs for 5 days and Employee is expected to work at least 40 hours per week.
5.2.	Employee covenants that, at Booking.com’s request, Employee will work overtime whenever a proper performance of Employee so requires. Overtime is not paid or otherwise compensated for.

6.	Salary
6.1.	Employee will receive a gross monthly base salary of EUR 20,061.72 on the basis of a 40 hour work week (‘Base Salary’).
6.2.

Employee will be entitled to an annual holiday allowance of 8% of the gross annual base salary, payable in May each year. If Employee was employed during only a part of the calendar year, the holiday allowance will be reduced pro rata.

6.3.

During the Employment Term, Employee will be eligible to participate in any annual bonus plans that the Company may implement at any time during the Employment Term for senior executives of the Company at a level commensurate with his position. The grant of a bonus in any given year or during several years shall not create a precedent for any subsequent years. For purposes of this Agreement, a bonus in respect of services performed in a fiscal year will not be considered to be earned until after the Board of Directors of priceline.com Incorporated (the ‘Board’) or a committee established thereunder has reviewed the Company’s performance and Employee’s performance in respect of such year and has determined the amount of the bonus, if any, to be payable to Employee in respect of such year’s performance; provided, however, that if Employee is still employed by Booking.com as of December 31 of any year, Employee shall be considered to have earned the bonus in respect of services performed in such year (to the extent that the Board or applicable committee determine that such bonus would otherwise have been payable to Employee had Employee remained employed through the relevant payment date for such bonus) unless Employee’s employment is subsequently terminated by Booking.com for “Cause” (as defined in Appendix A attached hereto) or by Employee without “Good Reason” (as defined in Appendix A attached hereto).

6.4.

During the Employment Term, Employee will be eligible to participate in any long-term incentive compensation plan generally made available to senior executives of the Company at a level commensurate with his position in accordance with and subject to the terms of such plan.

6.5.	During the Employment Term, Employee shall be entitled to participate in all fringe benefit and perquisite programs generally provided to comparable senior executives of the Company.

7.	Expenses
7.1.

Booking.com will reimburse Employee’s reasonable expenses directly related to the performance of Employee’s work, provided such reimbursement may be made tax and social security premium free and provided itemized expense statements and original receipts are submitted in accordance with company policy.

8.	Travel Expenses
8.1.

Travel expenses for commuting will be reimbursed in accordance with applicable tax rules up to an amount of EUR 0.19 per kilometer along the most customary route, subject to a maximum of EUR 135 per month (applicable rates in 2008).

8.2.	Booking.com is entitled to unilaterally change the allowance under Article 8.1 of this Agreement in the event of an adjustment thereof under tax law.

9.	Pension
9.1.

During the Employment Term, Employee will be entitled to participate in Booking.com’s pension plan, if and as soon as Employee meets the relevant requirements. If and insofar as tax law and/or pension law are amended, Booking.com will be entitled to unilaterally adapt the pension plan to bring it into compliance with such amendments.

10.	Holidays
10.1.	During the Employment Term, Employee will be entitled to 26 days of holiday each calendar year. If Employee works for only a part of the year, the number of days of holiday will be reduced pro rata.
10.2.	Holidays are set by Booking.com after consultation with Employee.
10.3.	To the extent possible, holidays must be taken in the year in which they are accrued. A maximum of five days may be carried forward to the next calendar year.

11.	Illness or Other Incapacity to Work
11.1.

If Employee is unable to perform work due to illness or any other medical incapacity, Employee is obliged to inform Booking.com thereof before 9am on the first day of illness or incapacity, stating the reasons for such illness or incapacity, the expected period of such illness or incapacity, and the address at which Employee may be reached during that period. As soon as work can be resumed, Employee will inform Booking.com thereof immediately.

11.2.

If Employee is unable to perform work due to illness or other medical incapacity, Employee will remain entitled to continued payment of 85% of Employee’s Base Salary, but in no case less than the statutory minimum wage, for a maximum period of 104 weeks commencing on the first day of illness or incapacity.

11.3.	Periods in which Employee is unable to perform work due to illness or other medical incapacity will be aggregated if they follow one another at intervals of less than four weeks.
11.4.	Employee is not entitled to continued payment under the circumstances set out in Article 7:629 of the Dutch Civil Code.
11.5.

Employee’s salary during illness or other medical capacity will be reduced by financial benefits that Employee receives under any contractual or statutory insurance and any other income earned by Employee.

11.6.

If Employee’s illness or other incapacity to work ensues from an event for which a third party is liable, Employee shall provide Booking.com with all relevant information and do everything in Employee’s power to enable Booking.com to exercise its right of recourse pursuant to Article 6:107a of the Dutch Civil Code.

12.	Payments Upon Termination
12.1.

If the Employment Term ends due to Employee’s death and if a bonus plan is in place at such time, Employee is entitled to receive the product of (a) the target annual bonus for the fiscal year in which Employee dies, multiplied by (b) a fraction, the numerator of which is the number of days that

Employee worked during the fiscal year in which Employee died, and the denominator of which is 365. Such bonus shall be paid when such bonuses are paid to other executives of Booking.com.
12.2.

If the Employment Term ends due to the termination of Employee’s employment with Booking.com as a result of a termination by Booking.com without “Cause” (as defined in Appendix A attached hereto) or as a result of a termination by Employee for “Good Reason” (as defined in Appendix A attached hereto), Employee shall be entitled to receive (a) over a period of 12 months after his termination, an amount equal to 2 times the sum of Employee’s Base Salary and target bonus, if any, for the year in which such termination occurs (provided, however, in the event that the Base Salary or target bonus, if any, has been decreased in the twelve months prior to the termination, the amount to be used shall be the highest Base Salary and target bonus, if any, during such 12 month period); and (b) if a bonus plan is in place, Employee will be entitled to receive the product of (i) the target annual bonus for the fiscal year in which Employee is terminated, multiplied by (ii) a fraction, the numerator of which is the number of days that Employee worked during the fiscal year in which Employee is terminated, and the denominator of which is 365. Such bonus shall be paid when such bonuses are paid to other executives of Booking.com.

12.3.

If the Agreement is rescinded pursuant to Article 7:685 of the Dutch Civil Code and the court awards compensation to Employee, or if a court awards any compensation as a result of proceedings on the basis of Article 7:681 of the Dutch Civil Code, the amount of such award shall be deducted from the amount of compensation to which Employee would be entitled pursuant to Article 12.1 or Article 12.2 of this Agreement, whichever is applicable, in the event of Employee’s termination of employment as a result of his death, a termination without “Cause” or a termination for “Good Reason.”

13.	Confidentiality
13.1.

Neither during the Employment Term nor upon termination thereof, may Employee inform any third party in any form, directly or indirectly, of any particulars concerning or related to the business conducted by Booking.com or its affiliated companies, regardless of whether such information includes any reference to its confidential nature or ownership and regardless of how Employee learned of the particulars.

13.2.

Notwithstanding the provisions of Article 7:650(3), (4) and (5) of the Dutch Civil Code, if Employee violates Article 13.1, Employee will forfeit to Booking.com an immediately due and payable penalty of EUR 5,000 for each violation, as well as a penalty of EUR 1,000 for each day the violation continues, without prejudice to Booking.com’s right to claim full compensation instead of such penalties.

14.	Non Competition
14.1.	For a period of 12 months after termination, Employee may not, without Booking.com’s prior written consent:
(a)

engage in any activities that in any way, directly or indirectly, compete with Booking.com or its affiliates (including priceline.com Incorporated) in the European Union, including, without limitation, the research into, development or provision of any online or call centre accommodation booking or reservation services, nor establish, conduct (alone or with others) or cause the conduct of any competing business, nor take any interest in or be employed in any way whatsoever by such business, whether or not for consideration;

(b) directly or indirectly induce employees of Booking.com or its affiliates to terminate their employment contracts with Booking.com or its affiliates;
(c)

in relation to any contract or arrangement which Booking.com or it affiliates have with any supplier for the supply of goods and services, for the duration of such contract or arrangement, directly or indirectly, interfere with the supply of such goods or services from any supplier, nor, directly or indirectly, induce any supplier to cease or decline to supply such goods or services to Booking.com;

(d)

make any statements, written or oral, which disparage or defame the goodwill or reputation of Booking.com or its affiliates, or any of their directors or senior officers, in public or in a manner that is intended to become public.

14.2

Notwithstanding the provisions of Article 7:650(3), (4) and (5) of the Dutch Civil Code, if Employee violates Article 14.1 of this Agreement, Employee will forfeit to Booking.com an immediately due and payable penalty of EUR 5,000 for each violation, as well as a penalty of EUR 1,000 for each day the violation continues, without prejudice to Booking.com’s right to claim full compensation instead of such penalties.

14.3	Upon each breach of Article 14.1 of this Agreement, the period referred to therein will be extended by the duration of such breach.

15.	Sidelines
15.1.

Without Booking.com’s prior written consent, Employee will not perform any other work for pay during the Employment Term, nor will Employee, alone or with others, directly or indirectly, establish or conduct a business that is competitive with Booking.com’s business, whatever its form, or take any financial interest in or perform work for such business, whether or not for consideration.

15.2.	During the Employment Term, Employee must refrain from undertaking or holding any sidelines or additional posts, such as committee work, managerial or other activities for organizations of an idealistic, cultural, sporting, political or other nature, whether or not for consideration, without Booking.com’s prior written consent.

16.	Return of Property
16.1.

Upon the end of the Employment Term, Employee shall immediately return to Booking.com all property belonging to Booking.com, including materials, documents and information copied in any form whatsoever.

17.	Intellectual and Industrial Property Rights
17.1.

All intellectual property rights, including, but not limited to, patent rights, design rights, copyrights and neighbouring rights, database rights, trademark rights, chip rights, trade name rights and know how, ensuing, during or after this employment contract, in The Netherlands or abroad, from the work performed by Employee under this Agreement (collectively: ‘Intellectual Property Rights’) will exclusively vest in Booking.com.

17.2.

Insofar as any Intellectual Property Rights are not vested in Booking.com by operation of law, Employee covenants that Employee, at first request of Booking.com, will transfer to Booking.com and, insofar as possible, hereby transfers those rights to Booking.com, which transfer is hereby accepted by Booking.com.

17.3.

Insofar as any Intellectual Property Rights are not capable of being transferred from Employee to Booking.com, Employee hereby grants Booking.com the exclusive, royalty free, worldwide, perpetual right, with the right to grant sublicenses, to use the Intellectual Property Rights in the broadest way, which right is hereby accepted by Booking.com.

17.4.

Insofar as any personal rights vest in Employee, and insofar as permitted by law, Employee hereby waives all of Employee’s personal rights, including, without limitation, the right to have one’s name stated pursuant to the Dutch Copyright Act 1912 (‘Auteurswet 1912’).

17.5.	Employee shall promptly disclose all works, inventions, information, Intellectual Property Rights and other results from the work performed by Employee under this Agreement to Booking.com.
17.6.

Employee shall upon Booking.com’s request, during or after the Employment Term, perform all acts that may be necessary in order to record the Intellectual Property Rights in the name of Booking.com with any competent authority in the world. Reasonable costs thereof will be borne by Booking.com.

17.7.

In case Employee, for any reason, is unable to provide the cooperation in accordance with Articles 17.2 and 17.6 of this Agreement, Employee hereby grants Booking.com irrevocable power of attorney to represent Employee with respect to the assignment and registration of Intellectual Property Rights referred to in Articles 17.2 and 17.6 of this Agreement.

17.8.	Employee acknowledges that Employee’s salary includes reasonable compensation for the loss of intellectual and industrial property rights.

18.	Applicable Law
18.1.	This Agreement and its appendix shall be governed by the laws of The Netherlands.

19.	Complete Agreement
19.1.

This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, including the Prior Employment Contract, which may have related to the subject matter hereof in any way.

Drawn up in duplicate originals and signed in Amsterdam on January 29, 2009

/s/ Rutger Prakke	/s/ Cornelis Petrus Henricus Maria Koolen
Booking.com B.V.	Cornelis Petrus Henricus Maria Koolen
Name: Ruger Prakke
Position: Director

APPENDIX A

For purposes of this Agreement, the following terms have the following meanings where they appear in the Agreement:

“Cause” shall mean (a) willful misconduct by Employee with regard to Booking.com which has a material adverse effect on Booking.com; (b) the willful refusal of Employee to attempt to follow the proper written direction of the Board or a more senior officer of the Company, provided that the foregoing refusal shall not be “Cause” if Employee in good faith believes that such direction is illegal, unethical or immoral and promptly so notifies the Board or the more senior officer (whichever is applicable); (c) substantial and continuing willful refusal by Employee to attempt to perform the duties required of him hereunder (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Employee by the Board or a more senior officer of the Company which specifically identifies the manner in which it is believed that Employee has substantially and continually refused to attempt to perform his duties hereunder; or (d) Employee being convicted of a felony (other than a felony involving a traffic violation or as a result of vicarious liability).  For purposes of this definition, no act, or failure to act, on Employee’s part shall be considered “willful” unless done, or omitted to be done, by Employee in bad faith and without reasonable belief that his action or omission was in the best interest of Booking.com.

“Company” shall mean priceline.com Incorporated, any of its subsidiaries or affiliates, including Booking.com.

“Good Reason” shall mean (a) a material diminution in Employee’s authority, duties or responsibilities, (b) relocation of Booking.com’s office in The Netherlands to a location more than thirty-five (35) miles from its current location or more than thirty-five (35) miles further from Employee’s residence at the time of relocation, or (c) any material breach of the Agreement or any other employment agreement in effect at any time between Booking.com and Employee.